EXHIBIT 10.5

            LETTER AGREEMENT WITH W3 VENTURES, LTD DATED MAY 14, 2001

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W3 Ventures, Ltd.
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8 Elm Street
Greenvale, NY 11548
(516) 396-1261
(508) 590-8474  eFax
E-mail    ritholtz@aol.com

May 14, 2001

Richard Lang, CEO
Burst.com
500 Sansome St.
San Francisco, CA 94111

Dear Richard:

Please let this letter confirm our understanding that Barry L. Ritholtz and W3 Ventures ("Advisors") will act as an introductory agent for Burst.com ("BRST ") and any of its affiliates, and will undertake to identify persons or entities, including partners, companies, institutions and/or investors (collectively "Introduction") interested in completely or partially purchasing (the "Transaction") the Company.

BRST agrees to hold all information about the Introduction and Transaction confidential, and will not circumvent Advisors in its dealings pertaining to this Introduction.

FEES: For our services, BRST will

a) In the event of a cash, equity, or other investment made by or of any entity introduced by Advisors for a period of twelve (12) months from the date of the expiration of this agreement, pay an amount equal to 8% (eight percent) of the total purchase price or face amount of the net investment or proceeds for the term of this agreement to Advisors;

b) In the event that a suitable acquirer is located by Advisors, and said entity purchases all or any portion of BRST, pay to Advisors (by certified check) a dollar amount equal to 5% (five percent) of the total purchase price, whether the purchase be in cash, equity, or assumption of debt.

TERM: This agreement provides for the introduction by Advisors to BRST for specifically identified "Introductions and/or a direct investment by Advisors, partners, directors or associates, and by institutions or qualified individuals, for a period of twelve (12) months." The term may be extended by mutual agreement between Advisors and the Company.

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EXPENSES:  BRST  shall  reimburse  Advisors  for actual  out-of-pocket  expenses relating to this agreement, including the cost of Advisor's counsel, if any. Advisors will not incur any reimbursement expenses without prior approval and consent from BRST.

INDEMNITY: In the event that Advisors becomes involved in any capacity in any action, proceeding or investigation with any matter referred to in this letter, BRST will reimburse Advisors for its legal and other expenses incurred in connection therewith. BRST also will indemnify Advisors against any losses, claims, damages, or liabilities to which Advisors may become subject in connection with any matter referred to in this letter, except to the extent that any such loss, claim, damage, or liability results from the recklessness or bad faith of Advisors performing the services that are the subject of this letter.

This letter shall be deemed to have been made and delivered in New York City and shall be governed as to the validity interpretation and construction, effect and in all other respects by the internal laws of the State of New York. BRST (1) agrees that any legal suit, action or proceeding arising out of or relating to this letter shall be instituted exclusively in New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York, (2) waives any objection which BRST may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York, and agrees that service of process upon BRST mail by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding.

Where BRST appears in this agreement, it is understood to include any principals, agents or affiliates of the Company.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the duplicate of this letter attached hereto, which shall constitute a binding agreement.

Very Truly Yours,                               By:

                                                   ______________________
Barry L. Ritholtz W3 Ventures                      Richard Lang
May 14, 2001                                       CEO Burst.com

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